Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

CONTACT:
Daniel W. Muehl, CFO
Physiometrix Inc.
978-670-2422

Physiometrix Announces Fourth-Quarter And Year-End 2004 Financial Results

Company grows market share of PSA 4000 units shipped to U.S. Hospitals

From 3% in Q1 2004 to 20% in Q4 2004

NO. BILLERICA, Mass., March 3, 2005 — Physiometrix, Inc. (NASDAQ-SCM: PHYX) announced today financial results for the fourth quarter and twelve months ended December 31, 2004.  For the fourth quarter ended December 31, 2004, revenues were $425,000, compared with revenues of $689,000 for the same period in 2003. For 2004, revenues were $1,891,000, compared with revenues of $1,738,000 for 2003, representing a 9% increase. The net loss for the fourth quarter of 2004 was $(1,164,000), or $(0.09) per share compared with a net loss of $(4,442,000), or $(0.44) per share, for the same period in 2003. For the twelve months of 2004, the net loss was $(6,337,000), or  $(0.47) per share, compared with a net loss of $(8,050,000), or $(0.91) per share, in the same period of 2003. The decrease in the net loss for the twelve months ended December 31, 2004 over the same period in 2003 was primarily due to the inclusion of a non-cash expense in the amount of $1.1 million in 2004 versus $2.9 million in 2003, associated with a warrant derivative related to the registration of shares of Common Stock in connection with its’ PIPE transaction.

“Physiometrix and Baxter, our distributor, have increased the installed base of our PSA 4000 monitor again this quarter. Our fourth quarter market share represented 20% of all shipments of level of sedation monitors in the U.S. Additionally, disposable array sales by Baxter to hospitals reached an all time high, increasing for the third consecutive quarter.” said John A. Williams, Physiometrix’s President and Chief Executive Officer. Williams continued; “

•         PSA 4000 sales to hospitals by Baxter increased by 19% and disposable array sales by Baxter increased 45% as compared to Baxter’s sales for the third quarter of 2004

•         We continue to work with Baxter on increasing market share in U.S. operating rooms

•         We anticipate adding to our sales and marketing staff to continue increasing market share

•         The American Society of Anesthesiologists (ASA) taskforce continues its work on a practice parameter related to intra-operative brain monitoring, and we have been invited to address the committee again in March and April of 2005

•         A recent alert published by the Joint Commission on Accreditation of Healthcare Organizations (JCAHO) related to safety issues associated with general anesthesia appears to be having a positive effect on the number of evaluations requested by hospitals

•         Level of sedation monitoring shipments to hospitals in Q4 was the highest in two years

•         The PSA 5000 is being readied for launch in both the operating room and ICU markets in mid-2005

•         We look forward to the completion of key studies in the ICU to support our product launch for ICU applications

(more)

•         We sponsored a very successful and well-attended symposium along with Baxter at the Society of Critical Care meeting on January 16th  2005. This has generated significant leads in the ICU

•         We have funded a most anticipated clinical study in 2005 related to cognitive dysfunction in patients following general anesthesia. It is intended to highlight important safety concerns for patients and could be very influential in advancing the case for sedation monitoring as standard of care

We are looking forward to continuing our penetration of the level of sedation market with the launch of our next generation PSA 5000 and are encouraged by our ability to compete for sales in this expanding marketplace.” Williams concluded.

Physiometrix will hold a telephone conference call to discuss fourth-quarter 2004 financial results, as well as management’s comments related to the Company’s business, at 11:00 A.M. (Eastern) today, March 3, 2005.  The call can be accessed at 800-465-7133  (conf. ID # 4346264).  A replay of today’s conference call will be available after conclusion of today’s conference call until 11:59 P.M. (Eastern) on Thursday, March 10, 2005.  Replay callers in the U.S. must dial 800-642-1687 (conf. ID # 4346264).

Physiometrix Inc. designs, manufactures and markets noninvasive medical products — based on novel gel materials, sophisticated signal-processing electronics technologies, and proprietary software — for use in anesthesia-monitoring during surgical procedures.  For more information, please visit the Company’s Web site at www.physiometrix.com.

Statements in this press release regarding Physiometrix’s growth and future business results of the Company are “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995.  Such statements are based upon management’s current expectations and are subject to a number of factors and uncertainties.  Information contained in these forward-looking statements is inherently uncertain, and actual performance and results may differ materially due to many important factors.  Such factors that could cause actual results to differ materially from any forward-looking statements made by the Company include, among others, revenue estimates, dependence on existing and future products, dependence upon third-party distribution and sales arrangements, the existence of alternative technologies and the potential emergence of new methods for consciousness monitoring, uncertainty of market acceptance, intense competition, partnership agreements, and government regulations, especially regulatory approvals.  These and other relevant risks are described in the Company’s Form 10-K dated March 30, 2004 filed with the SEC.  The Company disclaims any obligation to update information contained in any forward-looking statement to reflect events or circumstances occurring after the date of this press release.

— Financial Tables to Follow —

Physiometrix, Inc.
Condensed Statements
Of Operations
(Unaudited)

	Three Months Ended December 31		Twelve Months Ended December 31

	2004	2003	2004	2003

Revenues	$425,004	$689,441	$1,891,112	$1,737,804

Costs and expenses:
Cost of goods sold	393,353	767,769	1,942,529	2,096,347
Research and development	483,588	377,909	1,812,893	1,567,155
Selling, general, and administrative	724,346	1,062,660	3,486,182	3,218,964
	1,601,287	2,208,338	7,241,604	6,882,466
Operating loss	(1,176,283)	(1,518,897)	(5,350,492)	(5,144,662)

Other income (expense):
Change in fair value of warrant derivative	—	(2,929,131)	(1,046,080)	(2,929,131)
Interest income	12,183	5,926	59,110	23,540

Net loss	$(1,164,100)	$(4,442,102)	$(6,337,462)	$(8,050,253)

Net loss per share	$(0.09)	$(0.44)	$(0.47)	$(0.91)

Shares used in computing net loss per share	13,670,753	10,075,490	13,594,751	8,836,118

Physiometrix, Inc.
Condensed Balance Sheets
(Unaudited)

	December 31	December 31
	2004	2003
ASSETS

Current assets:
Cash, cash equivalents and short term investments	$2,588,737	$7,626,049
Other current assets	503,761	966,484
Total current assets	3,092,498	8,592,533

Property, plant and equipment, net	103,718	179,668

Total assets	$3,196,216	$8,772,201

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current liabilities:
Accounts payable and accrued expenses	$712,524	$971,281
Warrant derivative contract	—	11,342,730
Total current liabilities	712,524	12,314,011

Total stockholders’ equity (deficit)	2,483,692	(3,541,810)

Total liabilities and stockholders’ equity (deficit)	$3,196,216	$8,772,201